Aradigm Corporation Receives Nasdaq Notice of Non-Compliance

HAYWARD, CA -- 05/24/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced that on May 18, 2006 it received a notice from Nasdaq indicating that the company has failed to comply with Marketplace Rule 4310(c)(2)(B) or Marketplace Rule 4310(c)(2)(B)(ii) of the Nasdaq Stock Market, requiring the company either maintain a minimum market value or shareholders' equity or meet certain net income levels.

Should the company meet the minimum market value of $35 million dollars during the next 30 days the company may regain compliance under Nasdaq rules. If Aradigm has not regained compliance by the close of business on June 19, 2006, Nasdaq will issue a letter notifying Aradigm that its common stock will be delisted, though the delisting can be extended by appeal to the Nasdaq Listing Qualifications Panel.

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, and smoking cessation. In addition, Aradigm and its partner, Novo Nordisk, are in Phase 3 clinical trials of the AERx Diabetes Management System for the treatment of Type 1 and Type 2 diabetes. More information about Aradigm can be found at www.aradigm.com.

This news release may contain forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm Corporation.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370